Exhibit 7.05

Broad Street Principal Investments, L.L.C.
200 West Street
New York, NY 10282

May 1, 2013

Exchange Parent Corp.
c/o Broad Street Principal Investments, L.L.C.
200 West Street
New York, NY 10282
Attention: Sumit Rajpal

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Broad Street Principal Investments, L.L.C. (“Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, certain equity interests of Exchange Parent Corp., a Delaware corporation (“Parent”).  Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof by and among Ebix, Inc., a Delaware corporation, (the “Company”), Parent and Exchange Merger Corp., a Delaware corporation (“MergerSub”), MergerSub will be merged with and into the Company, subject to the terms and conditions set forth therein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.           Commitment.  Subject to the terms and conditions set forth herein, Sponsor hereby commits to purchase, or cause the purchase of, equity securities of Parent for $211.1 million in cash in the aggregate (the “Initial Commitment” and, as such Initial Commitment may be increased in the limited circumstance expressly set forth in Section 2 hereof, the “Commitment”), all of which amount shall be used by Parent solely for the purpose of allowing Parent to fund, to the extent necessary, (1) the amounts payable by Parent as of the Effective Time, pursuant to, and in accordance with, Article 2 of the Merger Agreement, (2) the repayment of principal and interest on all loans outstanding under the Company Credit Facility required to be repaid in connection with or as a result of the Merger, (3) the payment of all change in control payments or other fees and expenses related to the Merger and (4) the payment of all related fees and expenses of Parent, MergerSub and their respective Representatives pursuant to the Merger Agreement, in each of cases (1) through (4) above, on the terms and subject to the conditions set forth in the Merger Agreement (collectively, the “Closing Payments”); provided that, for the sake of clarity, in no event and under no circumstances shall

Sponsor be obligated to contribute more than the Commitment to Parent.  Sponsor may effect the purchase of equity securities of Parent directly or indirectly through one or more affiliated entities.  The amount of the Commitment to be funded under this letter agreement may be reduced in a manner agreed by Sponsor in the event that (i) Parent does not require the full Commitment to pay the Closing Payments by reason of Parent obtaining funds from other sources or otherwise and (ii) such lesser amount when taken together with all other amounts made available to Parent at the Closing are sufficient to fund all of the Closing Payments in order to consummate the transactions contemplated by the Merger Agreement.

2.           Increase in Initial Commitment.  In the event that the Rollover (as defined in the Rollover Agreement) is not consummated at the Effective Time due to a failure of the Rollover Investor (as defined in the Rollover Agreement) to have performed and satisfied all of its obligations thereunder required to be performed and satisfied at or prior to the Effective Time, then the Initial Commitment as set forth in Section 1 shall be immediately increased by $60 million such that the aggregate Commitment shall be $271.1 million, without any further action being required by any party hereto.

3.           Conditions.  The Commitment, including the obligation of Sponsor to fund the Commitment, shall be subject to the satisfaction in full or waiver by Parent (in which Sponsor concurs in writing) of each of the conditions to Parent’s obligations to consummate the transactions as set forth in Sections 9.01 and 9.02 of the Merger Agreement (other than the condition set forth in Section 9.02(a) of the Merger Agreement which, by its terms, is to be satisfied at the Closing).

4.           Enforceability.  No provision of this letter agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the Sponsor, Parent and their respective successors and assigns, and in the case of Section 5 hereof only (and not in any event any other provision herein), the Company; provided that, for the sake of clarity, the Company shall have, the right to enforce or cause Parent to fully enforce Sponsor’s obligations hereunder solely in accordance with, and to the extent permitted by, Sections 10.02(b) and 11.13 of the Merger Agreement.  For the sake of clarity and without limiting any of the foregoing, any of the rights of Parent hereunder or any of the express terms and conditions of the Merger Agreement in any respect, and notwithstanding anything herein or in any other matters that may be deemed or construed to the contrary, in no event shall the Company or any Company Related Party (as defined in the Limited Guaranty) be entitled to rely on this letter agreement in any respect, or otherwise be entitled to compel receipt or performance of any of the parties’ rights or obligations hereunder, except that the Company shall have the right to enforce or cause Parent to fully enforce Sponsor’s obligations hereunder solely in accordance with, and to the extent permitted by, Sections 10.02(b) and 11.13 of the Merger Agreement.

5.           No Modification; Entire Agreement.  This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, Sponsor and the Company.  Together with the Merger Agreement (and the agreements expressly contemplated thereby), this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, among Sponsor or any of its Affiliates, on the one hand, and Parent, any of its Affiliates or any other person, on the other, with respect to the transactions contemplated hereby and thereby.  Except as expressly permitted in Section 1 and Section 6 hereof, no transfer of any rights or obligations hereunder shall be permitted without the prior written consent of Parent, Sponsor and the Company.  Any transfer in violation of the preceding sentence shall be null and void.

6.           Assignment.  This letter agreement and the Commitments set forth herein shall not be assignable by either (i) Parent without Sponsor’s prior written consent, except to an assignee of Parent’s obligations made in accordance with the terms of the Merger Agreement or (ii) Sponsor (other than to one or more of its commonly controlled Affiliates) without the prior written consent of Parent; provided, however, that no permitted assignment pursuant to this paragraph shall relieve the assigning party of any of its obligations hereunder.  Any attempted assignment in derogation of the foregoing shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.           Governing Law; Submission to Jurisdiction.  This letter agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this letter agreement, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in the State of Delaware in connection with any dispute arising out of or relating to this letter agreement or any of the transactions contemplated hereby and each party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute.  Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

8.           Waiver of Jury Trial.  Each party hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of or relating to this letter agreement or any transaction contemplated hereby or thereby.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this letter agreement and the Merger Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.

9.           Counterparts.  This letter agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.           Confidentiality.  This letter agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except (a) with the written consent of Sponsor and Parent or (b) in the Merger Agreement, Proxy Statement or Schedule 13E-3; provided, however, that Sponsor and Parent or the Company may disclose the existence of this letter agreement to the extent required by Applicable Law or to each party’s respective Representatives.

11.           Termination.  This letter agreement, and the obligations of Sponsor hereunder, shall terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (and the funding in full of the Commitment pursuant to the terms hereof), (b) the valid termination of the Merger Agreement in accordance with its terms and (c) any assertion by any Company Related Party in any litigation or other proceeding (under any theory at law or equity) (i) that the Sponsor’s, Parent’s or any of their respective Affiliates’ liability under or in respect of this letter agreement, the Merger Agreement, the Limited Guaranty or any of the transactions contemplated hereby or thereby and/or any related matters is not limited to the amount of the Commitment (in the case of this letter agreement) or the amount of the Cap (in the case of the Limited Guaranty), (ii) that the limitation of such liability under the Limited Guaranty to the amount of the Cap or hereunder to the amount of the Commitment, is in the case of either sub-clause (i) or (ii) of this Section 11(c) illegal, invalid or unenforceable, in whole or in part, or (iii) of any claim against any Parent Related Party, other than a Non-Prohibited Claim as defined in the Limited Guaranty.  In the case of any termination of this letter agreement in accordance with this Section 11, then (x) the obligations of Sponsor under this letter agreement shall terminate ab initio and be null and void and (y) in addition, in the case of any termination of this letter agreement pursuant to Section 11(c), neither Sponsor nor any other Parent Related Party shall have any liability to the Company with respect to the Merger Agreement or the Limited Guaranty or with respect to the transactions contemplated hereby or thereby or otherwise.

12.           No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Parent covenants, agrees and acknowledges that no Person (other than Sponsor and its permitted assigns) has any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that Sponsor may be a partnership or limited liability company, no Person, including Parent, has any right of recovery against, and no recourse under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, representatives or assignees of Sponsor or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, representative or assignee of any of the foregoing (each, other than Sponsor, a “Sponsor Affiliate”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any Applicable Law, or otherwise; it being expressly agreed and acknowledged by Parent that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Sponsor Affiliate, as such, for any obligation of Sponsor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.  Parent further agrees that neither it nor any of its Affiliates shall have any right of recovery against Sponsor or any Sponsor Affiliates, whether by piercing of the corporate veil, by a claim on behalf of Parent against Sponsor or any Sponsor Affiliates, or otherwise, except for Parent’s right to be capitalized by Sponsor under and to the extent provided in this letter agreement subject to the terms and conditions hereof.  Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against Sponsor or any Sponsor Affiliate except for claims solely against Sponsor under this letter agreement.

13.           Representations and Warranties. The Sponsor hereby represents and warrants to Parent that (a) it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Applicable Law of the jurisdiction of its organization; (b) it has the requisite power and authority to execute, deliver and perform this letter agreement; (c) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary corporate or other organizational action by it; (d) the execution, delivery and performance by it of this letter agreement do not (i) violate its organizational documents, or (ii) violate any Applicable Law or any decree, order or judgment or contractual restriction binding on the Sponsor or its assets; (e) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (f) the Commitment is less than the maximum amount that is permitted to invest in any one portfolio investment pursuant to the terns if its organizational or governing documents or otherwise; (g) it has assets in excess of the sum of its Commitment hereunder and all of its other unfunded contractually binding equity commitments that are currently outstanding; (h) all consents, approvals, authorizations, permits of, actions by, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no additional consent, approval, authorization, permit of, action by, filing with or notifications to, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement, other  than any of the foregoing that would not prevent or materially delay the Sponsor’s ability to perform its obligations hereunder; and (g) all funds necessary for it to fulfill all of its obligations under this letter agreement shall be available to it for so long as this letter agreement shall remain in effect.

[Signature page follows]

Very truly yours, BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice-President

Agreed to and accepted: EXCHANGE PARENT CORP.
By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	President

[Signature Page to Equity Commitment Letter]